Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of the Mirae Asset Emerging Markets VIT Fund and the Mirae Asset Emerging Markets Great Consumer VIT Fund, each a series of the Mirae Asset Discovery Funds, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 17, 2019